Exhibit 10.36

NON-COMPETITION AGREEMENT

Between

NETEASE, INC.

And

YOUDAO, INC.

Dated as of September 27, 2019

i

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is dated as of September 27, 2019, by and between NetEase, Inc., a company incorporated under the laws of the Cayman Islands (“NetEase”), on behalf of itself and other members of the NetEase Group (as defined below), and Youdao, Inc., a company incorporated under the laws of the Cayman Islands (“Youdao”), on behalf of itself and other members of the Youdao Group (as defined below) (each of NetEase and Youdao a “Party” and, together, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Youdao is Controlled by NetEase;

WHEREAS, the Parties currently contemplate that Youdao will make an initial public offering (the “IPO”) pursuant to a Registration Statement on Form F-1 (as so filed, and as amended thereafter from time to time, the “IPO Registration Statement”); and

WHEREAS, the Parties intend in this Agreement to set forth the terms and conditions with respect to their agreement on non-competition, among other things, from and after the consummation of the IPO.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements, covenants and provisions contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Defined Terms. Capitalized terms used and not otherwise defined herein will have the meanings ascribed to such terms in the Master Transaction Agreement. Capitalized terms used in the Schedules but not otherwise defined therein, will have the meaning ascribed to such word in this Agreement. For purposes of this Agreement, the following words and phrases will have the following meanings:

“ADSs” means American depositary shares representing ordinary shares of Youdao to be offered in the IPO.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Control Ending Date” means the earlier of (i) the first date upon which members of the NetEase Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding voting securities of Youdao and (ii) the first date upon which NetEase, collectively with the other members of the NetEase Group, ceases to be the largest beneficial owner of the then outstanding voting securities of Youdao.

“Dispute” has the meaning set forth in Section 4.6 of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 4.6 of this Agreement.

“Governmental Authority” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator.

“IPO” has the meaning set forth in the recitals to this Agreement.

“IPO Completion Date” means the closing date of the IPO, on which the delivery of and payment for the securities offered by Youdao (excluding securities offered by Youdao upon underwriter(s)’ exercise of over-allotment option) in connection with the IPO will take place.

“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“JV Entities” means members of the NetEase Group that are (i) directly or indirectly beneficially jointly-owned by NetEase and Blizzard Entertainment, Inc., (ii) dedicated for the cooperation between NetEase and Mojang AB, (iii) directly or indirectly beneficially jointly-owned by NetEase and Niantic International Technology Limited, or (iv) any assignees or successors of the entities described in items (i), (ii) or (iii) above.

“Master Transaction Agreement” means the Master Transaction Agreement between the Parties dated the date hereof, as the same may be amended and supplemented in accordance with the provisions thereof.

“NetEase Business” means any business that is conducted by the NetEase Group as of the date hereof and any business that is derived from the foregoing businesses; for the avoidance of doubt, “NetEase Business” shall not include the Online Learning Business.

“NetEase Group” means NetEase and its Subsidiaries and VIEs, other than the Youdao Group.

“Non-Competition Period” means the period beginning from the IPO Completion Date and ending on the earlier of:

(a)    five (5) years after the Control Ending Date;

(b)    the date on which the ADSs cease to be listed on the Nasdaq Global Market or the New York Stock Exchange (except for temporary suspension of trading of the ADSs); and

(c)    the tenth (10th) anniversary of the IPO Completion Date.

“Online Learning Business” means the provision of online learning products (including online knowledge tools and smart devices) and online learning services (including online courses and interactive learning apps) by the Youdao Group as of the date hereof, as more completely described in the IPO Registration Statement; for the avoidance of doubt, “Online Learning Business” shall not include development and operation of online games, emails, e-commerce business, FinTech services, music applications, online reading, news and information, information security, SaaS, NetEase open online courses, the K-12 curriculum course offered by the NetEase Group as of the date hereof, films, and television programs.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any given Person, any Person of which the given Person directly or indirectly Controls.

“VIE” of any Person means any entity that is Controlled by such Person and is deemed to be a variable interest entity consolidated with such Person for purposes of generally accepted accounting principles in the United States as in effect from time to time.

“Youdao Group” means Youdao and its Subsidiaries and VIEs.

ARTICLE 2

NON-COMPETITION

Section 2.1    Undertaking of the NetEase Group. Subject to Section 3.1, during the Non-Competition Period, NetEase will not, and will cause each of the other members of the NetEase Group (other than the JV Entities) not to, other than through the Youdao Group, directly or indirectly be engaged, invest, participate or otherwise be interested in, whether on its own account or with each other or in conjunction with or on behalf of any Person, the Online Learning Business. Notwithstanding the foregoing, any member of the NetEase Group shall not be prohibited from:

(a)    being engaged in the Online Learning Business through contracts, engagements with or on behalf of any of the Youdao Group;

(b)    continue to engage in the NetEase Business;

(c)    holding shares, investing or otherwise being interested in, beneficially or of record, no more than 50% (calculated on an aggregate basis combining any such ownership by any other members of the NetEase Group) of the equity or its equivalent of any company (other than Youdao) that engages in any business that is of the same nature as the Online Learning Business; provided that the NetEase Group does not have the ability to appoint or remove a majority of the directors of the board (or equivalent governing body) or members of senior management (or the right to control the votes at a meeting of the board (or equivalent governing body)) of such company; or

(d)    engaging in any other business that both Parties may agree from time to time.

Section 2.2    Undertaking of the Youdao Group. Subject to Section 3.2, during the Non-Competition Period, Youdao will not, and will cause each of the other members of the Youdao Group not to, directly or indirectly be engaged, invest, participate or otherwise be interested in, whether on its own account or with each other or in conjunction with or on behalf of any Person, (i) the NetEase Business or (ii) any business that is of the similar nature as the NetEase Business. Notwithstanding the foregoing, any member of the Youdao Group shall not be prohibited from:

(a)    being engaged in the NetEase Business or any business that is of the same nature as the NetEase Business through contracts, engagements with or on behalf of any member of the NetEase Group;

(b)    continue to engage in any business that it operates as of the date hereof;

(c)    holding shares, investing or otherwise being interested in, beneficially or of record, no more than 50% (calculated on an aggregate basis combining any such ownership by any other members of the Youdao Group) of the equity or its equivalent of any company that engages in any business that is of the same nature as the NetEase Business; provided that the Youdao Group does not have the ability to appoint or remove a majority of the directors of the board (or equivalent governing body) or members of senior management (or the right to control the votes at a meeting of the board (or equivalent governing body)) of such company; or

(d)    engaging in any other business that both Parties may agree from time to time.

Section 2.3    Interpretation. Should there be any ambiguity or lack of clarify in the scope of business subject to the non-competition restrictions under this Article, the interpretations of NetEase shall prevail.

ARTICLE 3

BUSINESS OPPORTUNITIES

Section 3.1    Youdao’s Right.

(a)    NetEase hereby irrevocably and unconditionally undertakes with Youdao that during the Non-Competition Period, in the event any member of the NetEase Group (other than the JV Entities) has any business opportunity that relates to the Online Learning Business, except those opportunities relating to the exceptions set forth in Section 2.1(a) to Section 2.1(d), NetEase shall and shall procure other members of NetEase Group (other than the JV Entities) to inform Youdao of such opportunity in writing with all available information as soon as practicable and shall assist Youdao Group in obtaining such opportunity.

(b)    In the event that the board of directors of Youdao (excluding any directors with positions at the NetEase Group) or the representative duly authorized by the board of directors of Youdao decides not to or otherwise fails to timely notify NetEase in writing that any member of the Youdao Group intends to take up such opportunity as referred to in the foregoing Section within thirty (30) calendar days of being so informed, the NetEase Group may take up such opportunity and the involvement by any member of the NetEase Group in the business derived from such opportunity shall not be regarded as a breach of this Agreement.

(c)    NetEase further irrevocably and unconditionally undertakes with Youdao that during the Non-Competition Period, in the event any member of the NetEase Group (other than the JV Entities) has the opportunity to acquire interests in a company (other than Youdao) that engages in any business that is of the same nature as the Online Learning Business, except for the businesses set forth in Section 2.1(b) and Section 2.1(d), such that it will have an aggregate interest exceeding 50% of the equity or its equivalent of such company or will acquire the right to appoint or remove a majority of the directors of the board (or equivalent governing body) or members of senior management (or the right to control the votes at a meeting of the board (or equivalent governing body)) of such company, NetEase shall and shall procure other members of NetEase Group (other than the JV Entities) to first offer the right to acquire such interests to Youdao. In the event that Youdao elects not to or otherwise fails to timely notify NetEase in writing that any member of the Youdao Group intends to take up such right within thirty (30) calendar days of being so offered, the NetEase Group may proceed to acquire such interests and such acquisition by any member of the NetEase Group shall not be regarded as a breach of this Agreement.

Section 3.2    NetEase’s Right.

(a)    Youdao hereby irrevocably and unconditionally undertakes with NetEase that during the Non-Competition Period, in the event any member of the Youdao Group has any business opportunity that (i) relates to the NetEase Business or (ii) relates to any business that is of the similar nature as the NetEase Business, except those opportunities relating to the exceptions set forth in Section 2.2(a) to Section 2.2(d), Youdao shall and shall procure other members of the Youdao Group to inform NetEase of such opportunity in writing with all available information as soon as practicable and shall assist NetEase Group in obtaining such opportunity.

(b)     In the event that the board of directors of NetEase (excluding any directors with positions at the Youdao Group with conflicted interests) or the representative duly authorized by the board of directors of NetEase decides not to or otherwise fails to timely notify Youdao in writing that any member of the NetEase Group intends to take up such opportunity as referred to in the foregoing Section within thirty (30) calendar days of being so informed, the Youdao Group may take up such opportunity and the involvement by any member of the Youdao Group in the business derived from such opportunity shall not be regarded as a breach of this Agreement.

(c)    Youdao further irrevocably and unconditionally undertakes with NetEase that during the Non-Competition Period, in the event any member of the Youdao Group has the opportunity to acquire interests in a company that engages in any business that is of the same nature as the NetEase Business except for the businesses set forth in Section 2.2(b) and Section 2.2(d), such that it will have an aggregate interest exceeding 50% of the equity or its equivalent of such company or will acquire the right to appoint or remove a majority of the directors of the board (or equivalent governing body) or members of senior management (or the right to control the votes at a meeting of the board (or equivalent governing body)) of such company, Youdao shall and shall procure other members of the Youdao Group to first offer the right to acquire such interests to NetEase. In the event that NetEase elects not to or otherwise fails to timely notify Youdao in writing that any member of the NetEase Group intends to take up such right within thirty (30) calendar days of being so offered, the Youdao Group may proceed to acquire such interests and such acquisition by any member of the Youdao Group shall not be regarded as a breach of this Agreement.

ARTICLE 4

NON-SOLICITATION

Section 4.1 Non-Solicitation by NetEase. During the Non-Competition Period, NetEase will not, and will cause each other member of the NetEase Group (other than the JV Entities) not to, directly or indirectly, hire, or solicit for hire, any active employees of or individuals providing consulting services to any member of the Youdao Group, or any former employees of or individuals providing consulting services to any member of the Youdao Group within six months of the termination of their employment with or consulting services to the member of the Youdao Group, without Youdao’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in the hiring of any such employees or individuals by the NetEase Group within the Non-Competition Period. In addition, during the Non-Competition Period, NetEase will not, and will cause each other member of the NetEase Group (other than the JV Entities) not to, directly or indirectly, solicit business within the scope of the Online Learning Business, except for the businesses set forth in Section 2.1(a), Section 2.1(b) and Section 2.1(d), from any customer, supplier, distributor of, or a Person in a similar commercial relationship with any member of the Youdao Group.

Section 4.2 Non-Solicitation by Youdao. During the Non-Competition Period, Youdao will not, and will cause each other member of the Youdao Group not to, directly or indirectly, solicit or hire any active employees of or individuals providing consulting services to any member of the NetEase Group, or any former employees of or individuals providing consulting services to any member of the NetEase Group within six months of the termination of their employment with or consulting to the member of the NetEase Group, without NetEase’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in the hiring of any such employees or individuals by the Youdao Group within the Non-Competition Period. In addition, during the Non-Competition Period, Youdao will not, and will cause each other member of the Youdao Group not to, directly or indirectly, solicit business within the scope of the NetEase Business, except for the businesses set forth in Section 2.2(a), Section 2.2(b) and Section 2.2(d), from any customer, supplier, distributor of, or a Person in a similar commercial relationship with any member of NetEase Group.

ARTICLE 5

MISCELLANEOUS

Section 5.1    Consent. Any consent of a Party pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of such Party (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of such Party has specifically authorized in writing to give such consent).

Section 5.2    Termination. This Agreement may be terminated by mutual written consent of the Parties, evidenced by an instrument in writing signed on behalf of each of the Parties. This Agreement shall automatically terminate upon the expiration of the Non-Competition Period.

Section 5.3    Amendment. This Agreement may not be amended except by an instrument in writing executed by a duly authorized representative of each Party.

Section 5.4    Notices. Notices, offers, requests or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Party to the addresses set forth in Schedule A hereto, or to such other address, facsimile number or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized courier; and upon receipt if mailed.

Section 5.5    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, U.S.A.

Section 5.6    Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) calendar days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be conducted on a without prejudice basis, treated as Confidential Information, shall be exempt from discovery or production, and shall not be admissible in any subsequent proceeding between the Parties.

(a)    If the senior executives are unable to resolve the Dispute within sixty (60) calendar days from the Dispute Resolution Commencement Date, the exclusive means of continuing to pursue resolution of the Dispute is to submit the Dispute to the boards of directors of NetEase and Youdao. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(b)    If the representatives of the two boards of directors are unable to resolve the Dispute within 120 calendar days from the Dispute Resolution Commencement Date, the exclusive means of continuing to pursue resolution of the Dispute is for any Party to initiate mediation pursuant to the Commercial Mediation Procedures of the American Arbitration Association, which shall apply to the conduct of the mediation, including the method of appointment of a mediator. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in English in Beijing, China or in whatever alternative forum on which the Parties may agree.

(c)    If the Parties cannot resolve any Dispute through mediation within forty-five (45) calendar days after the appointment of the mediator (or the earlier withdrawal thereof), the exclusive means of pursuing final resolution of the Dispute is for any Party to commence an arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the notice of arbitration is submitted. There shall be three (3) arbitrators selected pursuant to the HKIAC Rules. The presiding arbitrator shall be qualified to practice law in New York. The place and seat of arbitration shall be Hong Kong. The law of this arbitration clause shall be Hong Kong law. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Nothing contained herein shall preclude any Party from seeking provisional, interim or conservatory measures (including injunctive relief) from any court of competent jurisdiction.

Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 4.6 with respect to all matters not subject to such Dispute, controversy or claim.

Section 5.7    Authority. Each of the Parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 5.8    Specific Performance. The Parties hereto agree that irreparable damage would occur if any provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.9    Entire Agreement. This Agreement, together with all the Schedules attached hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to the subject matter hereof and thereof..

Section 5.10    Severability. If any term of this Agreement or the Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.11    Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 5.12    Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment without such consent shall be void; provided, however, that each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 5.13    Inconsistency. Neither the making nor the acceptance of this Agreement will enlarge, restrict or otherwise modify the terms of the Master Transaction Agreement or constitute a waiver or release by any Party of any liabilities, obligations or commitments imposed upon them by the terms of the Master Transaction Agreement, including the representations, warranties, covenants, agreements and other provisions of the Master Transaction Agreement. In the event of any conflict between the terms of this Agreement, on the one hand, and the terms of the Master Transaction Agreement, on the other hand, with respect to the subject matters of this Agreement, the terms of this Agreement will control.

Section 5.14    Heading. The headings contained in this Agreement or in the Schedules attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not in any way limit or affect the meaning or interpretation of any of the terms in this Agreement.

Section 5.15    Interpretation. For all purposes of this Agreement: (i) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless otherwise indicated; (ii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (iii) “or” is not exclusive; (iv) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to”, respectively; (v) any definition of, or reference to, any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (vi) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder.

Section 5.16    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the day, month and year first above written.

NetEase, Inc.

By:	/s/ William Lei Ding
Name:	William Lei Ding
Title:	Director and Chief Executive Officer

Youdao, Inc.

By:	/s/ Feng Zhou
Name:	Feng Zhou
Title:	Chief Executive Officer, Director

[Signature Page to Non-Competition Agreement]

SCHEDULE A

NOTICE ADDRESSES